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                                                                     EXHIBIT 5.1

February 22, 2002

American Realty Investors, Inc.
1800 Valley View Lane, Suite 300
Dallas, TX 75234

         Re: Registration Statement on Form S-4

Ladies and Gentlemen:

         We are acting as counsel for American Realty Investors, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), and the offering and sale of:
(i) up to 4,021,854 shares of the Company's 10% Series G Cumulative Convertible preferred stock, par value $2.00 per share; issuable upon the affirmative election of the stockholders of Transcontinental Realty Investors, Inc. ("TCI") pursuant to an Agreement and Plan of Merger among the Company, Transcontinental Realty Acquisition Corporation and TCI and (ii) up to 683,282 shares of the Company's Series H Cumulative Convertible preferred stock, par value $2.00 per share (collectively referred to as the "Preferred Stock"), issuable upon the affirmative election of the stockholders of Income Opportunity Realty Investors, Inc. ("IOT") pursuant to an Agreement and Plan of Merger among the Company, Income Opportunity Acquisition Corporation, and IOT (collectively referred to as the "Plans of Merger"). The Plans of Merger are filed as exhibits to the Registration Statement on Form S-4 covering the offering and sale of the Preferred Stock that is expected to be filed with the Securities and Exchange Commission on or about the date hereof.

         In reaching the conclusions expressed in this opinion, we have examined and relied upon the originals or certified copies of all documents, certificates and instruments as we have deemed necessary to the opinions expressed herein, including the Articles of Incorporation, as amended, and the Bylaws of the Company and copies of the Plans of Merger. In making the foregoing examinations, we have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

         Based solely upon the foregoing, subject to the comments hereinafter stated, and limited in all respects to the Nevada General Corporation Law and the federal laws of the United States of America, it is our opinion that the Preferred Stock has been duly authorized, and when issued and delivered, against receipt by the Company of the agreed consideration therefore, will be validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                              Very truly yours,

                                              /s/ JACKSON WALKER L.L.P.